Exhibit 1.

Suite 920, 475 West Georgia Street
Vancouver, BC V6B 4M9
telephone: 604.689-7317 facsimile: 604.688.0094

FOR IMMEDIATE RELEASE

LUNA GOLD REPORTS 2005 YEAR END RESULTS

Vancouver, May 1, 2006 - Luna Gold Corp. (TSXV-LGC.U) ("Luna" or the "Company") announces financial results for the Company's year ended December 31, 2005.

The Company incurred a net loss of US$888,920 for the year ended December 31, 2005 resulting in a loss per share of US$0.04, compared to a net loss of US$1,075,744 in the prior year. The net loss decreased over the prior year period as the Company shifted its focus from China to other opportunities.

For further details please refer to the Company's consolidated audited financial statements for the year ended December 31, 2005 as filed on SEDAR and contained on the Company's website at www.lunagold.com.

About Luna Gold Corp

Luna is a mining exploration company with a focus on gold exploration in Nevada.

On behalf of the Board of Directors

LUNA GOLD CORP.

TIM SEARCY

Tim Searcy, President

Website: www.lunagold.com
For further information contact Investor Relations at (604) 689-7317 or toll free at 1-866-689-7317.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents herein.

Forward-Looking Statements:

Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified in Luna Gold Corp.'s periodic filings with Canadian Securities Regulators. Such forward-looking information represents management's best judgment based on information currently available. No forward-looking statement can be guaranteed and actual future results may vary materially. Luna Gold does not assume the obligation to update any forward-looking statement.